                                  Exhibit 23.1


                                BDO Seidman, LLP
                      1900 Avenue of the Starts, 11th Floor
                              Los Angeles, CA 90067




               Consent of Independent Certified Public Accountants


Sorrento Networks Corporation.
San Diego, California


We hereby consent to incorporation by reference in the Registration Statements (Nos. 333-28863, 333-22291 and 333-51445) 333-59730 and 333-68850 (IIG S-3
Debenture S-3) on Form S-3 and No. 333-92111 on Form S-8 of Sorrento Networks Corporation (formerly Osicom Technologies, Inc.) of our report, dated
March 22, 2002, relating to the consolidated balance sheets of Sorrento Networks Corporation and subsidiaries as of January 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended January 31, 2002, 2001 and 2000, which report appears in the January 31, 2002 annual report on Form 10-K of Sorrento Networks Corporation.

Our report indicates that we did not audit the financial statements of a discontinued foreign subsidiary which statements reflect net assets of $1,632,000 as of January 31, 2000 and total revenues of $20,819,000 for the year ended January 31, 2000. These amounts are included in the net investment in and results of discontinued operations in the accompanying financial statements. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such subsidiary, is based solely on the reports of the other auditors.



                                        BDO SEIDMAN, LLP

Los Angeles, California
March 22, 2002